Exhibit 10.51

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***]”

LICENSE AGREEMENT

This License Agreement (hereinafter referred to as the “Agreement”) is made and effective as of the date of the last signature (the “Effective Date”), by and between Ares Trading SA (hereinafter referred to as “ARES”), a company organized under the laws of Switzerland and having its registered office at Zone Industrielle de l’Ouriettaz, 1170 Aubonne, Switzerland, and RELIEF THERAPEUTICS SA (hereinafter referred to as “Licensee”), a company organized under the laws of Switzerland and having its registered office at c/o Fidraco, 54, rue Agasse, 1208 Geneva, Switzerland. ARES and Licensee are each referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Licensee is active in the field of developing, producing and marketing a pharmaceutical product based on the Compound (as hereinafter defined);

WHEREAS, ARES is engaged, among other activities, in the development of pharmaceutical products; and

WHEREAS, ARES is in particular the owner of several patents related to the use of human recombinant interleukin-6 in peripheral neuropathies and vascular complications (as further detailed below under the term “ARES Patents”);

WHEREAS, ARES wishes to license to Licensee, on an exclusive worldwide basis, the right to research, Develop, make, have made, import, export, use and Commercialize products comprising the Compound in the Field (as hereinafter defined);

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree to as follows:

ARTICLE 1 - DEFINITIONS

The following terms shall have the following respective definitions:

1.1	“Affiliate” means a Person that controls, is Controlled by or is under common Control with a Party, but only for so long as such Control exists. For the purposes of this Section 1.1, the word “Control” (including, with correlative meaning, the terms “Controlled by” – save for its definition under Section 1.15 – or “under the common Control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2	“ARES Know-How” means all Know-How that relates to the Compound and that is Controlled by ARES as of the Effective Date and is necessary in the research, Development, manufacture, use, or Commercialization of the Product. The Know-How set forth on Schedule 1.24 constitutes all of such Know-How owned or Controlled by ARES as of the Effective Date.

1.3	“ARES Materials” means the biological materials and the Compound Controlled by ARES that are necessary for the Development and manufacture of the Product, as defined under Schedule 1.26.

1.4	“ARES Patents” means all Patent Rights set forth on Schedule 1.25 hereto, that are Controlled by ARES.

Notwithstanding the above, if ARES decides to file any new patent Covering the same uses of the Compound as the Patent Rights set forth in Schedule 1.25, then such new patent(s) shall, immediately upon filing, become an integral part of the ARES Patents licensed to Licensee under Section 2.1.

1.5	“ARES Technology” means the ARES Know-How, the ARES Materials and the ARES Patents.

1.6	“Calendar Quarter” means each three- (3-) month period commencing January 1, April 1, July 1 or October 1 of any Calendar Year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.7	“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.8	“Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the Sale or other disposition of more than 50% of such Person’s assets; or (b) a merger or consolidation in which such Person is not the surviving corporation or in which, if such Person is the surviving corporation, the shareholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors; but excluding transactions related to a capital increase of Licensee.

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1.9	“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority, designed to measure the safety and/or efficacy of the Product. Clinical Trials shall include Phase I Trials, Phase II Trials and Phase III Trials.

1.10	“Combination Product” means a Product, used in the used in the frame of the ARES Patents, that: (a) includes one or more active ingredients in addition to the Compound; or (b) is combined with one or more products, devices, pieces of equipment or components.

1.11	“Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a MAA for the Product and that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.12	“Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to the Product, efforts and resources similar to those employed by companies in a similar stage of development and available resources as Licensee to Develop, manufacture or Commercialize a product of similar market potential at a similar stage in its product life, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of the Product, the strength of its proprietary position and such other factors as such companies may reasonably consider (including resource availability), all based on conditions then prevailing. For the avoidance of doubt, “Commercially Reasonable Efforts” with respect to the Product Development shall be assessed independently of Licensees’ other activities that are not related to the Product Development and shall require what a diligent person would do to perform a sound and reasonable Development of the Product. For clarity, “Commercially Reasonable Efforts” will not mean that a Party guarantees that it will actually accomplish the applicable task or succeed in the targetted objective.

1.13	“Compound” means recombinant human interleukin-6 having the sequence set forth on Schedule 1.27, including any derivative, fragment or conjugate thereof.

1.14	“Confidential Information” of a Party means any information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How and biological or chemical materials not known or generally available to the public, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement. For any Party, this Agreement and the terms and conditions herein are deemed “Confidential Information” of the other Party.

1.15	“Controlled” means, with respect to (a) any Patent Right, (b) any Know-How or (c) any biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Right, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or to assign its right, title and interest in and to, such Patent Right, Know-How or material as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

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1.16	“Cover”, “Covering” or “Covered” means, with respect to the Product, that the use, sale, or offer for sale of the Product would, except for a license granted under this Agreement, infringe a Valid Claim in the country in which the activity occurs.

1.17	“Development” or “Develop” means, with respect to the Product, the performance of all pre-clinical and clinical developments (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Trials (excluding Clinical Trials conducted after Regulatory Approval of an NDA), manufacturing and regulatory activities that are required to obtain Regulatory Approval of the Product in the Territory.

1.18	“EMA” means the European Medicines Agency or any successor agency.

1.19	“European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.20	“European Union” or “EU” means the European Union, as may be redefined from time to time.

1.21	“Euros” or “€” means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the relevant European Union treaties.

1.22	“Existing Third Party Agreement(s)” means the agreement(s) set forth on Schedule 1.28.

1.23	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.24	“Field” means all prophylactic, palliative, therapeutic, or diagnostic uses in humans and animals.

1.25	“First Commercial Sale” means, on a country-by-country basis and Product-by-Product basis, the first commercial transfer or disposition for value of a Product in such country to a Third Party by Licensee or any of its Affiliates.

1.26	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

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1.27	“IFRS” means the International Financial Reporting Standards, which are the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.

1.28	“IND” means an investigational new drug application submitted to any applicable Regulatory Authorities for approval to commence Clinical Trials in a given jurisdiction.

1.29	“Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.30	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.31	“Liquidation Event” means any liquidation, dissolution, winding-up, or Change of Control of Licensee, irrespective of its legal qualification.

1.32	“MAA” means a Marketing Authorization Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R.§ 314.3 et seq, a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R. § 601, and any equivalent application submitted in any country in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.33	“Major Market” means the United States, Japan, Germany, France, Italy, the United Kingdom and Spain.

1.34	“Net Sales” means the gross amounts invoiced by, and effectively paid to, Licensee or any of its Affiliates for sales of Product to independent or unaffiliated Third Party purchasers of such Product, less those deductions with respect to such sales that are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented as a deduction in accordance with IFRS to be specifically attributable to actual sales of such Product.

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If a Product under this Agreement is sold in the form of a Combination Product, then Net Sales for such Combination Product shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith, taking into account the perceived relative value contributions of the Product and the other ingredient or component in the Combination Product, as reflected in their respective market prices. In case of disagreement, an independent expert designated by mutual agreement of both Parties or, failing such agreement, designated by the International Chamber of Commerce, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

In the event Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product sold under such arrangement shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Product and the other products in the Product Bundle, as reflected in their individual sales prices. In case of disagreement, an independent expert designated by mutual agreement of both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

1.35	“NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR.§ 314.3 et seq, a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, and any equivalent application submitted in any country in the Territory, including a European Marketing Authorization Application, together, in each case, with all additions, deletions or supplements thereto .

1.36	“Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.37	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, partnership or other business entity, or any government or agency or political subdivision thereof.

1.38	“Phase I Trial” means a Clinical Trial in which the Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Product, and consistent with 21 CFR § 312.21(a).

1.39	“Phase II Trial” means a Clinical Trial of the Product in human patients, the principal purposes of which are to make a preliminary determination that the Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about the Product’s efficacy to permit the design of Phase III Trials, and consistent with 21 CFR 312.21(b).

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1.40	“Phase III Trial” means a human Clinical Trial of the Product, which trial is designed (a) to establish that the Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (c) consistent with 21 CFR § 312.21(c).

1.41	“Product” means any pharmaceutical product, including any formulation thereof, containing or comprising the Compound used in the frame of the ARES Patents.

1.42	“Regulatory Authority” means (a) the FDA, (b) the EMEA or the European Commission, or (c) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.43	“Regulatory Approval” shall mean the receipt from a Regulatory Authority by Licensee, its Affiliates, or Sublicensees, of approval to lawfully market a Product in the corresponding jurisdiction in the Territory.

1.44	“Royalty Term” means, on a country-by-country and Product-by-Product basis, the period from the First Commercial Sale of such Product in such country until the later of (a) the last date on which such Product is Covered by a Valid Claim in such country, or (b) twelve (12) years after such First Commercial Sale of such Product in such country.

1.45	“Sale” means the sale and transfer of the entire outstanding and issued share capital of Licensee (100%) to any Third Party (except ARES or any Affiliate thereof), in a single transaction or series of related transactions.

1.46	“Section” means any section of this Agreement.

1.47	“Sublicensee” means a Person other than an Affiliate of Licensee, to which Licensee (or its Affiliate) has granted sublicense rights pursuant to Section 2.2; for the sake of clarity, “Sublicensee” shall exclude distributors.

1.48	“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by any Governmental Body, including any interest, penalty, or addition thereto.

1.49	“Territory” means each and all the countries in the world.

1.50	“Third Party” shall mean any Person other than a Party or an Affiliate of a Party.

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1.51	“Valid Claim” means a claim of an issued and unexpired ARES Patent, filed in the related country/-ies, which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.52	Other Terms. The definition of each of the following terms is set forth in the Section of the Agreement indicated below:

“Action” has the meaning set forth in Section 5.5 (b).

“ARES Indemnitees” has the meaning set forth in Section 8.1.

“ARES Royalty Rate” has the meaning set forth in Section 4.1 (a).

“Commercialization Plan” has the meaning set forth in Section 3.2.

“Completion” has the meaning set forth in Section 4.1 (d).

“Controlling Party” has the meaning set forth in Section 5.6 (c).

“Development Plan” has the meaning set forth in Section 3.1.

“Executive Officers” has the meaning set forth in Section 10.2.

“Licensee Indemnitees” has the meaning set forth in Section 8.2.

“Liquidation Event” has the meaning set forth in Section 4.1 (g).

“Monetary Third Party Obligations” has the meaning set forth in Section 4.1 (b).

“Preferred Return’’ has the meaning set forth in Section 4.2

“Sole Invention” has the meaning set forth in Section 5.3.

“Sublicensing Fee” has the meaning set forth in Section 4.1 (d).

“Term” has the meaning set forth in Section 9.1.

“Third Party Action” has the meaning set forth in Section 5.5 (a).

article 2 – GRANT OF LICENSE

2.1 Grant of License. Subject to the terms and conditions of this Agreement, ARES hereby grants to Licensee an exclusive (even as to ARES), worldwide, royalty-bearing right and license (with the right to sublicense subject to Section 2.2) under the ARES Technology, to research, Develop, make, have made, import, export, use and Commercialize the Products in the Field in the Territory.

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2.2 Grant of Sublicense by Licensee. The Licensee shall have the right to grant any sublicenses under the license granted in Section 2.1. The granting by Licensee of any sublicense shall not relieve Licensee of its obligations hereunder. Licensee shall provide ARES with a copy of each such executed sublicense agreement; provided, that Licensee may redact from each such sublicense agreement all provisions, that are not relevant to Licensee’s performance hereunder.

2.3 Transfer. Upon receipt of a written request by Licensee, ARES shall transfer to Licensee, at Licensee’s cost and expense, all relevant ARES Know-How and ARES Materials. Such transfer shall take place in an orderly fashion and in manner such that the value, usefulness and confidentiality of the ARES Know-How and ARES Materials are preserved in all material respects throughout their transfer.

The Parties acknowledge that the delay to transfer such ARES Know-How and ARES Materials is depending upon the form under which such transfer shall occur, the delivery under an electronic format taking more time than the delivery under a paper format; the choice of the form is at Licensee’s sole discretion. ARES undertakes to make its best efforts to minimize the transfer period, which shall not exceed 120 (one hundred and twenty) days.

article 3 – DEVELOPMENT AND COMMERCIALIZATION

3.1 Development of the Product by Licensee. Licensee shall have the exclusive right to research and Develop the Product and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies Licensee believes appropriate to obtain Regulatory Approval for the Product in the Field. The Development of each Product shall be governed by a development plan, prepared and adopted by Licensee, that describes the proposed overall program of Development (the “Development Plan”), which Development Plan will be updated by Licensee at least twice annually. Licensee will cover all costs associated with the further research, Development, Regulatory Approval and Commercialization of the Products.

3.2 Commercialization. Subject to the terms and conditions of this Agreement, Licensee shall have the exclusive right to Commercialize the Products itself or through one or more Third Parties selected by Licensee. The Commercialization of each Product shall be governed by a commercialization plan that describes the contemplated overall program of Commercialization (the “Commercialization Plan”), which Commercialization Plan shall be prepared and adopted by Licensee nine (9) months prior to the expected Commercialization of the Product. Such Commercialization Plan shall thereafter be updated by Licensee at least twice annually.

3.3 Manufacturing and Supply. Subject to the terms and conditions of this Agreement, Licensee shall have the exclusive right to manufacture the Compound and the Products itself or through one or more Third Parties selected by Licensee.

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3.4 Regulatory Filings. As between ARES and Licensee, Licensee shall own and maintain all regulatory filings and Regulatory Approvals for the Products, including all INDs and MAAs.

3.5 Diligence by Licensee. Licensee will use Commercially Reasonable Efforts to Develop and Commercialize at least one Product in the US and in at least one other Major Market, provided that Licensee has received the necessary Regulatory Approvals.

3.6 Annual Reporting. Licensee shall, on each anniversary of the Effective Date, provide ARES with a written report summarizing in reasonable detail its Development and, as applicable, the Commercialization activities conducted during the preceding Calendar Year.

3.7 Trademarks. Licensee shall have the sole authority to create, select and register trademarks for each and all Products and shall own all such trademarks.

article 4 - Financials

4.1 Royalty; Monetary Third Party Obligations

(a) Royalty Rate. As consideration for the granting of rights to the ARES Technology, including the transfer of ARES Materials and ARES Know-How, Licensee shall, during the Royalty Term, pay to ARES a royalty on the Net Sales of each Product at the rate of [***] (the “ARES Royalty Rate”). Except as expressly set forth in this Agreement, such royalty shall not be subject to any offset or reduction for any reason, including but not limited to any Taxes, royalties, milestone payments or other consideration that Licensee may pay to any Third Party.

(b) Considerations under Existing Third Party Agreements. Licensee shall be obliged to and be responsible for paying all monetary obligations owed by ARES or any of its Affiliates to Third Parties (the “Monetary Third Party Obligations”) for the Product, including without limitation royalty and other payment obligations, under Existing Third Party Agreements. Licensee shall not be allowed to make any deductions from these payments under this Section 4.1 (a), provided that at the Effective Date, each and all such Monetary Third Party Obligations have been fully disclosed by ARES to Licensee and duly listed in Schedule 1.28 . Licensee shall also be obliged to pay the Monetary Third Party Obligations in case of a sublicensing in accordance with this Agreement.

(c) Royalties Generally. If a Product is not Covered by a Valid Claim in a country or such Valid Claim has expired or been invalidated before the twelfth (12th) anniversary of the date of the First Commercial Sale of such Product in such country, then such ARES Royalty Rate applicable to such Product in such country shall be reduced by [***] percent ([***]%). Such a reduced ARES Royalty Rate shall be paid commencing as of the date of expiration or invalidation of such Valid Claim, and continuing until the twelfth (12th) anniversary of the date of such First Commercial Sale. If a Product is Covered by a pending patent application that subsequently becomes an issued patent in a country, then the ARES Royalty Rate shall revert to the full royalty set forth in Section 4.1 commencing with the date of issuance and ARES shall be reimbursed for the amount corresponding to the [***] percent ([***]%) reduction that applied for the period from the date of the First Commercial Sale of such Product in such country to the date of issuance of such patent in such country, subject to the other provisions of this Article 4. For clarity, the reduction does not apply to the Monetary Third Party Obligation as set forth in Section 4.1(a) above.

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(d) Sublicensing Receipts. Licensee shall pay ARES a percentage of all revenue effectively received through sub-licensing of each Product under Section 2.2 (including without limitation upfront, milestone payments, royalties, annual maintenance fees and similar payments, but excluding payments directly related to research “full-time equivalent”), according to the following decreasing percentage scale:

(i)	[***] percent ([***]%), in case of sub-licensing after the Completion of the first Phase I Trial in neuropathy patients, or

(ii)	[***] percent ([***]%), in case of sub-licensing after the Completion of the first Phase II Trial in neuropathy patients, or

(iii)	[***] percent ([***]%), in case of sub-licensing after the Completion of the first Phase III Trial in neuropathy patients.

(each, a “Sublicensing Fee”)

For the avoidance of doubt, in case a Phase III Trial is scheduled right after Completion of the first study in neuropathy patients (and therefore no Phase II Trial is performed), then (ii) shall apply for the Phase III Trial set up.

“Completion” as used in this Section shall mean that the final study report as foreseen under the clinical trial protocol for the concerned Clinical Trial has been adopted and finalized.

(e) Payment of Royalties and Sublicensing Fees. Simultaneously with the delivery of the report described in Section 4.1 (f) , Licensee shall pay, or cause to be paid, to ARES all royalties, all Monetary Third Party Obligations, and the Sublicensing Fees, accrued pursuant to this Section 4.1 onto such bank account as ARES may from time to time designate in writing. All such payments shall be made by wire transfer in Euros.

(f) Royalty- and Sublicensing Fee Reporting ; Currency Conversion. Commencing with the Calendar Quarter in which the First Commercial Sale of a Product is made by the Licensee or its Affiliate or any Sublicensee, Licensee shall submit to ARES with each royalty payment, including any due royalty, Monetary Third Party Obligations and Sublicensing Fee, a report detailing its computation of (i) royalties for the ARES Royalty Rate due on Net Sales, (ii) of any further Monetary Third Party Obligation due on all sales of Product, and (iii) of the Sublicensing Fees, for the corresponding Calendar Quarter. Such Report and the associated payments shall be due within sixty (60) days after the end of each Calendar Quarter. All payments to ARES hereunder shall be made by deposit of Euros in the requisite amount to such bank account as ARES may from time to time designate by written notice to Licensee. With respect to sales not denominated in Euros, any amounts other than Monetary Third Party Obligations owed to ARES by Licensee shall first be calculated in the currency of sale, and then such amounts shall be converted into Euro using the exchange rate of the European Central Bank on the last day of the Calendar Quarter to which the report relates. Any amounts owed to ARES based on Monetary Third Party Obligations shall be calculated according to the obligations under the Existing Third Party Agreement(s). The Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the local law at the place of payment or remittance.

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(g) Record Retention, Inspection. Licensee shall keep or cause its Affiliates and Sublicensees to keep complete and accurate records in sufficient detail to enable Net Sales and royalties, including the Sublicensing Fees, payable under this Section 4.1 to be established for a period of sixty (60) months after the date that such royalties were payable. Such records shall be consistent with Licensee’s normal accounting principles. At the request of ARES (but not more frequently than once each Calendar Year) an independent chartered or certified public accountant chosen and paid by ARES but approved by the Licensee (which approval shall not be unreasonably withheld or delayed) shall be allowed access during ordinary business hours to such records pertaining to the preceding two (2) Calendar Years solely to verify the accuracy of any payments made to ARES under this Section 4.1. The accountant shall not disclose to ARES any information other than that which should properly be contained in a report of matters relevant to Net Sales and royalty calculation and, as the case may be, Sublicensing Fees’ payment arising under this Section 4.1. As regards the Sublicensing Fees, Licensee shall cause its Sublicensees to make their records available to ARES.

4.2 Divestment Proceeds. The Parties agree that in the event of a Liquidation Event ARES shall receive, after payment of all Third Parties’ claims and liquidation cost as well as any Preferred Return to holders of preferred shares of Licensee, an amount in cash equal to [***] percent ([***]%) of the total remaining proceeds that shall be paid, delivered or transferred to the shareholders of Licensee), prior to any distribution of such proceeds to holders of common shares of Licensee. Consequently, the proceeds shall be distributed in the following order of preference:

(1)	any Preferred Return to holders of preferred shares of Licensee;

(2)	[***] percent ([***]%) of the total remaining proceeds to ARES; and

(3)	the balance to the shareholders of Licensee according to Swiss law and/or any other agreement entered into among them.

“Preferred Return” as used in this Section shall mean any distribution on any class of preferred shares of Licensee that exceeds a shareholding pro-rata distribution. ARES’ claim to the liquidation proceeds shall by no means construe or imply any de facto Control over, or deemed shareholding of, Licensee. Both are and will remain independent contractors for the purpose and performance of this Agreement.

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4.3 No Participation in the Share Capital of Licensee. For the sake of clarity, nothing in this Agreement shall be construed or interpreted as giving ARES a right of any sort whatsoever to any share or other form of participation in the share capital of Licensee or any of its Affiliates.

article 5 - INVENTIONS AND PATENTS

5.1 Certification Under Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto), of which it becomes aware and which claims either that any ARES Patent, any Product or the Development, manufacture, use or Commercialization, of each of the foregoing, are invalid or unenforceable, or that no infringement will arise from the Development, manufacture, use or Commercialization of any similar product by a Third Party.

5.2 Listing of Patents. ARES shall have the sole right to determine which of the ARES Patents, if any, shall be listed for inclusion in the Approved Drug Products with “Therapeutic Equivalence Evaluations” pursuant to 21 U.S.C. Section 355, or any successor law in the United States, together with any comparable laws or regulations in any other country in the Territory.

5.3 Title to Inventions. Except as provided in the following sentence, all inventions having as inventors solely employees or independent contractors of one Party in the course of the Parties’ performance under this Agreement and all intellectual property rights arising thereof (the “Sole Inventions”), shall be the property of such Party.

5.4 Patent Prosecution and Maintenance.

(a) Licensee. Licensee shall have the right to file, prosecute and maintain each and all patents it owns. Licensee shall bear all costs and expenses of filing, prosecuting and maintaining such patents.

Without prejudice to the right of ARES on any ARES Patent, Licensee shall have the right to file, prosecute and maintain, in its name and on its behalf, any patent pertaining to any unpatented use of the Compound.

(b) ARES Patents. ARES shall have the first right, and the obligation, to file, prosecute and maintain each and all ARES Patents. ARES shall bear all costs and expenses of filing, prosecuting and maintaining the ARES Patents, subject to Section 5.4 (c). ARES shall keep Licensee informed about the course of the filing and prosecution of ARES Patents or related proceedings (e.g. interferences, oppositions, re-examinations, reissues, revocations or nullifications) in the United States and the European Union in a timely manner, and to take into consideration the advice and recommendations of Licensee. At ARES’s request, Licensee will provide ARES with reasonable assistance in prosecuting ARES Patents to the extent possible, in particular by providing to ARES any data related to the ARES Patents which is under Licensee’s Control and which is, in ARES’s reasonable judgment, needed to support the prosecution of any ARES Patent; provided, however, that ARES shall reimburse Licensee for Licensee’s out-of-pocket expenses incurred in providing such assistance.

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(c) Cost of Patent Prosecution and Maintenance. During the entire validity of this Agreement, on each anniversary of the Effective Date and until such time that there is no longer a Valid Claim under an ARES Patent, Licensee shall pay ARES an annual license maintenance fee of twenty-five-thousand Euro (EUR 25,000) provided that in the event of a Change of Control of Licensee the Licensee or its respective successor shall pay all of ARES’s cost and expenses in filing, prosecution, and maintaining the ARES Patents after the effective date of such Change of Control, and shall reimburse ARES for all of ARES’s costs and expenses incurred in filling, prosecuting, and maintaining the ARES Patents from the Effective Date until the effective date of such Change of Control.

In the event of a Liquidation Event of Licensee, Licensee shall reimburse all of ARES’s cost and expenses incurred by ARES in filing, prosecuting, and maintaining the ARES Patents after the Effective Date until the Liquidation Event of Licensee, deduction made of any paid annual license maintenance fees, at the occurrence of the Liquidation Event. For the sake of clarity, it is expressly specified that Licensee has no additional obligation to indemnify ARES or any of ARES’ Affiliates for any subsequent renewal, prosecution and maintenance by ARES of any ARES Patent.

(d) Election not to file and prosecute ARES Patents. If ARES elects neither to file an ARES Patent, nor to prosecute or maintain any existing ARES Patent, in a certain country, then ARES undertakes to notify Licensee in writing at least ninety (90) days before any deadline applicable to the filing, prosecution or maintenance of such ARES Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such ARES Patent in such country. In such case, Licensee shall have the right, but not the obligation, to initiate the filing or to support the continued prosecution or maintenance of such ARES Patent in the related country. Licensee shall notify ARES of its decision, and ARES shall reasonably cooperate with Licensee in this regard, including, if requested by Licensee, by assigning to Licensee all its right, title and interest in and to any such ARES Patent in such country, with a view to transfer and assign the ownership of such ARES Patent to Licensee. Licensee shall thereupon be responsible for the costs of filing, prosecution and maintenance.

For the sake of clarity, it is specified that no royalty whatsoever under Section 4.1 shall be due anymore to ARES for the use of any such transferred ARES Patent and no royalty or any other sort of indemnity shall be due to ARES for the filing of new patents by Licensee in any unregistered country.

(e) Patent Term Extension. ARES shall be responsible for obtaining patent term extensions wherever available for ARES Patents. Licensee shall provide ARES with all relevant information, documentation and assistance in this respect. Any such assistance, supply of information and consultation shall be provided promptly and in a manner that will ensure that all patent term extensions for Products are obtained wherever legally permissible, and to the maximum extent available. In the event that any election with respect to obtaining patent term extensions is to be made, Licensee shall have the right to make such elections, and ARES shall abide by all such elections.

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5.5 Enforcement of Patents.

(a) Notice. If either Party believes that any ARES Patent is being infringed by a Third Party or if a Third Party claims that any ARES Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.

(b) Right to bring an Action. As long as it owns the concerned ARES Patent, ARES shall have the exclusive right to attempt to resolve such infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Action”) and to compromise or settle such infringement or claim. If ARES does not intend to take an Action, ARES shall promptly inform Licensee which therefore is granted the right to initiate such an Action.

Notwithstanding the foregoing, each Party shall have the right to join an Action relating to a ARES Patent, taken by the other Party at its own expense.

(c) Costs of an Action. Subject to the respective indemnification obligations set forth in Section 8, the Party taking an Action under Section 5.5 (b) shall assume all costs associated with such Action, including any possible assistance as detailed under Section 5.5 (e), to the exception of the expenses that the other Party may incur if it elects to join such Action.

(d) Settlement. Neither Party shall settle or otherwise compromise any Action without the other Party’s prior written consent. The settlement will be treated in accordance with the law of the country to which the settlement relates.

(e) Reasonable Assistance. The Party who does not join an Action shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any out-of-pocket expenses incurred by such assistance.

(f) Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Section 5.5, whether by settlement or judgment, shall be allocated in the following order:

(i)	to reimburse the Party taking such Action for any costs incurred;

(ii)	to reimburse the Party not taking such Action for its costs incurred in such Action, if it joins such Action; and

(iii)	the remaining amount of such recovery shall be deemed to be Net Sales, and Licensee shall pay to ARES a royalty in accordance to Section 4.1.

5.6 Third Party Actions Claiming Infringement.

(a) Notice. If a Party becomes aware of any claim or action by a Third Party against either Party that claims that the Product, or its use, Development, manufacture or Commercialization infringes such Third Party’s intellectual property rights (each, a “Third Party Action”), such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

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(b) Right to Defend. ARES shall have a first right, but not the obligation, to defend, at its sole expense, a Third Party Action. If ARES declines or fails to assert its intention to defend such Third Party Action within a brief time period (i.e. with sufficient time for Licensee to take whatever action may be necessary prior to the date on which such right to defend shall lapse), then Licensee shall have the right to defend such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select its own counsel for such Third Party Action.

(c) Consultation. The Party defending a Third Party Action pursuant to this Section 5.6 (the “Controlling Party”) shall consult with the non-Controlling Party on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings.

(d) Appeal. In the event that a judgment in a Third Party Action is entered against the Controlling Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. If applicable law requires the other Party’s involvement in an appeal, the other Party shall be a nominal party of the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

(e) Costs of an Action. Subject to the respective indemnification obligations of the Parties set forth in Article 8 the Controlling Party shall pay all costs associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Action. Each Party shall have the right to join a Third Party Action defended by the other Party, at its own expense.

(f) No Settlement Without Consent. No Controlling Party shall settle or otherwise compromise any Third Party Action by admitting that any ARES Patent is invalid or unenforceable without the non-Controlling Party’s prior written consent.

article 6 - CONFIDENTIALITY

6.1 Confidentiality Obligations. Each Party agrees that, for the Term and for five (5) years thereafter, it shall, and shall ensure that its officers, directors, employees and agents shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose, except as expressly permitted hereunder, any Confidential Information disclosed to it by the other Party pursuant to this Agreement. The foregoing obligations shall not apply to any Confidential Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate that such Confidential Information:

(i)	was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

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(ii)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(iv)	was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party without an obligation of confidentiality other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(v)	was developed or discovered by employees or agents of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

Notwithstanding the above, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with:

(vi)	filing new patent applications or prosecuting or maintening ARES Patents, in accordance with the terms and conditions of this Agreement;

(vii)	prosecuting or defending any litigation;

(viii)	conducting pre-clinical studies or Clinical Trials;

(ix)	seeking Regulatory Approval of the Product;

(x)	seeking additional equity investments, provided that only such information is disclosed that is directly related to the Product; or

(xi)	complying with any applicable law, including securities law and the rules of any securities exchange or market on which a Party’s securities are listed or traded

In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, included but not limited to the U.S. Securities and Exchange Commission Agreement, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party. disclosures set forth in clauses (i) through (v) above, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.

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6.2 Publications. ARES shall not publish any information relating to the Product without the written consent of Licensee, which consent shall not be unreasonably withheld. If such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of ARES or otherwise not in violation of this Agreement, ARES shall provide Licensee with written notice prior to publication in a journal in which a submission is made by ARES. In any case, ARES shall submit to Licensee for Licensee’s written approval (which approval be granted or denied in Licensee’s sole discretion) any publication or presentation (including, without limitation, in any seminars, symposia or otherwise) of information related directly or indirectly to the Product for review and approval.

Licensee shall have the right to make such publications as it chooses, in its sole discretion, without the approval of ARES, provided that ARES receives a copy of such publication prior to its publication.

6.3 Press Releases and Disclosure. It is understood that the Parties intend to issue a joint press release announcing the execution of this Agreement at a mutually agreed upon time and content (as attached hereto as Exhibit A), and that each Party thereafter may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. Except as otherwise provided in this Section 6.3, neither Party may issue a press release relating to this Agreement or activities hereunder without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed) and without complying with this Section 6.3, provided, however that either Party may issue such press releases as it determines, based on advice of counsel, are strictly necessary to comply with laws or regulations or for appropriate market disclosure. If a Party wishes to issue a press release, it shall provide the other Party with a draft of such press release so that the other Party shall have sufficient time to review such release. If no comments are provided by the end of such a ten (10) business day period following the receipt of the draft, the release will be deemed to have been approved by the other Party. Following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

article 7 - REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(1) such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(2) such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of each and all its obligations thereunder;

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(3) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement and applicable Law. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party, the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

In addition to the above, ARES expressly represents and warrants to Licensee that it is in Control of, or is validly entitled to engage, each and all elements of the ARES Technology transferred and/or licensed to Licensee and Sublicensees, pursuant to this Agreement.

7.2 No Further Representations and Warranties. ARES gives no representations or warranties that the ARES Patents which are patent applications will be granted or, if granted, neither that they will be valid nor that the exercise of the rights granted to Licensee hereunder will not infringe other patent rights or intellectual property rights vested in any Third Party. No representation or warranties are provided with respect to the accuracy, completeness, and validity of the ARES Materials and ARES Know-How. Furthermore, the ARES Materials listed on Schedules 1.24 and 1.26 are provided “AS IS” and ARES gives no representation or warranty that the ARES Know-How and the ARES Materials listed on Schedules 1.24 and 1.26 respectively will be in existence, are complete, accurate, valid or else on the Effective Date. Similarly, ARES gives no representation or warranty on the accuracy of the results of the testing activities, detailed under section 3 of a certain option agreement entered into by and between Licensee and ARES on June 5th, 2013.

ARES DISCLAIMS ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES TO TITLE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Similarly, Licensee gives no further representations or warranties.

article 8 – INDEMNIFICATION AND INSURANCE

8.1 Indemnification by Licensee. Licensee shall indemnify, defend and hold ARES and its Affiliates and each of their respective employees, officers, directors and agents (the “ARES Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits related to: (a) Licensee’s negligence or willful misconduct; (b) Licensee’s breach of its obligations under this Agreement ; (c) breach by Licensee of its representations or warranties set forth in Section 7.1; (d) the Development, manufacture and Commercialization of Products, including without limitation product liability claims; provided, however, that Licensee’s obligations pursuant to this Section 8.1 shall not apply (i) to the extent such claims or suits result from the negligence or willful misconduct of any of the ARES Indemnitees, or (ii) with respect to claims or suits arising out of breach by ARES of its representations, warranties or covenants set forth in Section 7.1.

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8.2 Indemnification by ARES. ARES shall indemnify, defend and hold Licensee and its Affiliates and each of their respective agents, employees, officers and directors (the “Licensee Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims or suits (including Third Party Actions) related to: (a) ARES’s negligence or willful misconduct; (b) ARES’s performance of its obligations under this Agreement; or (c) breach by ARES of its representations, warranties or covenants set forth in Section 7.1; provided, however, that ARES’s obligations pursuant to this Section 8.2 shall not apply (i) to the extent that such claims or suits result from the negligence or willful misconduct of any of Licensee Indemnitees or (ii) with respect to claims or suits arising out of a breach by Licensee of its representations or warranties set forth in Section 7.1.

8.3 No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8.1 OR SECTION 8.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 8.

8.4 DISCLAIMER. LICENSOR HAS INFORMED LICENSEE THAT ARES MATERIALS HAVE BEEN PRODUCED in 1993. AS ALREADY SET FORTH IN SECTION 7.2, THE ARES MATERIAL IS SUPPLIED WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. LICENSEE ACKNOWLEDGES THAT IT IS AWARE OF THE INHERENT RISK POTENTIAL OF THE ARES MATERIALS, INCLUDING STEMMING FROM THE AGE OF THE MATERIAL. USE OF THESE MATERIALS IS SOLELY WITHIN THE DISCRETION OF LICENSEE AND LICENSEE WAIVES ANY AND ALL REQUESTS FOR LIABILITY COVERAGE AGAINST MERCK; INCLUDING FOR THIRD PARTY CLAIMS.

8.5 Notification of Claims; Conditions to Indemnification Obligations. Except for the specifics foreseen under the scope of Section 5.6, as a condition to a Party’s right to receive indemnification under this Article 8, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this Article 8 with respect to claims or suits settled or compromised without its prior written consent.

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8.6 Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts, that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 8.6.

article 9 – TERM AND TERMINATION

9.1 Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Section 9, shall continue in full force and effect, on a country-by-country and Product-by-Product basis, until the earlier of (i) the expiry of the Royalty Term in such country, or (ii) the transfer of the related ARES Patent(s) to Licensee, as the case may be, at which time this Agreement shall expire in its entirety with respect to such Product in such country. In case of such expiry, Licensee undertakes to pay any surviving Monetary Third Party Obligation, if any. Section 9.5 shall then apply.

9.2 Termination of the Agreement for Convenience. At any time during the Term, Licensee may, at its convenience, terminate this Agreement in its entirety, or on a Product-by-Product or country-by-country basis, upon one-hundred-and-twenty- (120-) days prior written notice to ARES.

9.3 Termination for Breach. Either Party may terminate this Agreement, and the rights and licenses granted hereunder, with a sixty- (60-) days prior notice to the other Party if the other Party breaches any material provision of this Agreement, including any financial obligations under Section 4.1, unless the other Party cures such breach within the period of such notice. Such termination shall be in addition to any other remedies available to the terminating Party at Law.

9.4  Termination on Bankruptcy. To the extent permitted by applicable Law, all rights and licenses granted by ARES to Licensee pursuant to this Agreement shall terminate on the insolvency or bankruptcy of such Party or its Affiliates, and each Party hereby claims the benefit of any applicable Law which may enable it to prevent such termination.

9.5  Effects of Termination.

(a) Accrued Rights and Obligations. Termination of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination nor deprive either Party from any rights that shall survive termination according to this Agreement.

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(b) Surviving Provisions. Article 1, Article 4 as applicable, Article 6, Article 8, this Section 9.5, and Article 10 and 11 shall survive any termination of this Agreement.

(c) Consequences of Termination. Upon any termination of this Agreement , Licensee shall promptly and fully disclose and transfer to ARES all rights, title and interest in and to, the ARES Know How and the ARES Patents; and

(i)	All licenses granted to Licensee under Section 2.1 shall terminate;

(ii)	At ARES’s sole discretion, ARES has the right to assume legal responsibility for any Clinical Trials of the Product. Licensee shall, upon written request by ARES, transfer to ARES all regulatory documentation and Regulatory Approvals prepared or obtained by or on behalf of Licensee prior to the date of such termination, to the extent solely related to Products and transferable. In the case of ARES’ termination for material breach or Licensee’s termination for convenience the above transfer shall be at Licensee’s cost and expense. In the case of Licensee’s termination for breach the transfer shall be at ARES’ cost and expense.

(iii)	Licensee shall return to ARES all relevant records and materials in its possession or Control containing or comprising the ARES Know-How or such other Confidential Information of ARES.

(iv)	Licensee shall, at ARES’s option, transfer to ARES any and all ARES Materials free of charge, as well as chemical, biological or physical materials relating to or comprising the Products, including clinical supplies of Products, that are owned or Controlled by Licensee, upon commercial terms to be mutually agreed upon between the Parties in good faith.

(v)	To the extent not prohibited by Law, Licensee shall wind down any ongoing Clinical Trials with respect to the Product, or at ARES’s option, transfer such clinical trials to ARES, in which case Licensee shall provide ARES with the relevant Clinical Trial supplies of the Product free of charge. In the case of ARES’ termination for material breach or Licensee’s termination for convenience the above transfer shall be at Licensee’s cost and expense. In the case of Licensee’s termination for breach the transfer shall be at ARES’ cost and expense.

(vi)	Licensee, its Affiliates and Sublicensees shall be entitled, during the eighteen- (18-) month period following such termination, to sell any commercial inventory of Products which remains on hand as of the date of the termination, so long as Licensee pays to ARES the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement. Any commercial inventory remaining following such eighteen- (18-) month period shall be offered for sale to ARES, upon commercial terms to be mutually agreed upon between the Parties in good faith.

(vii)	Licensee shall, if the termination is notified by ARES or by Licensee under Section 9.2, at ARES’ option, assign the trademarks owned by Licensee relating to the Product(s) to ARES or otherwise transfer rights to such trademarks to ARES, upon commercial terms to be agreed upon between the Parties.

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(viii)	At ARES’s request, Licensee shall, if the termination is notified by Licensee under Section 9.2 or by ARES, negotiate in good faith a grant by Licensee or its Affiliates to ARES of a milestone (including an up-front payment) and royalty-bearing license in the Field under any Patent Rights and Know-How Controlled by Licensee to the extent necessary to make, have made, import, use, offer to sell and sell such Product(s). Such license shall contain such customary representations, warranties, covenants and agreements satisfactory in form and substance to the Parties and their legal advisors as are necessary or appropriate for transactions of this type. For the avoidance of doubt, such obligation to negotiate in good faith does not impose on either Party an obligation to enter into an agreement for the grant of such a license if the Parties cannot agree through such good faith negotiations on the terms and conditions of such license.

(d) Upon termination of this Agreement of any sort, each Sublicensee shall continue to have the rights and license set forth in its sublicense agreements, which agreements shall be automatically assigned to ARES, provided however, that such Sublicensee is not then in breach of any of its material obligations under its sublicense agreement.

article 10
DISPUTE RESOLUTION - JURISDICTION

10.1 Disputes. The Parties agree to first establish and follow procedures to facilitate the resolution of disputes arising out of or in relation with this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation by their respective senior executives within thirty (30) days from the day that one Party had notified the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to their respective Executive Officers as further detailed under Section 10.2.

10.2 Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a dispute arising out of or in relation with this Agreement that remains unresolved by the respective senior executives of the Parties for a period of thirty (30) days be resolved by the Executive Officers, within fifteen (15) days after referral of such dispute to them. If the Executive Officers cannot resolve such dispute within fifteen (15) days after referral of such dispute to them, then, at any time after such fifteen (15) day period, either Party may proceed to enforce any and all of its rights with respect to such dispute.

For the purposes of Section 10.2, “Executive Officers” means, together, a member of the senior management of the pharmaceutical division of ARES and the Chief Executive Officer of Licensee.

10.3 Injunctive Relief. No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

10.4 Jurisdiction. Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled exclusively by the courts of Geneva, Switzerland, subject to appeal to the Swiss Federal Tribunal.

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article 11- MISCELLANEOUS

11.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

11.2 Assignment.

(a) Assignment by ARES. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by ARES without the prior written consent of Licensee (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, ARES may assign this Agreement or delegate its obligations in whole without the consent of Licensee to a successor to substantially all of the business of ARES to which this Agreement relates, in connection with any merger, sale of stock, sale of assets or other similar transaction. In such event, ARES undertakes to inform Licensee in a timely manner.

(b) Assignment by Licensee. Licensee may not assign this Agreement, in whole or in part, to any Affiliate or Third Party without the consent of ARES (not to be unreasonably withheld or delayed).

(c) No assignment under this Section 11.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and provided, further, that as a condition of such assignment, the assignee shall agree to be bound by all obligations of the assigning Party hereunder.

(d) This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(e) Any assignment not in accordance with this Section 11.2 shall be null and void.

11.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.4 Accounting Procedures. Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with either, as applicable (a) United States generally accepted accounting principles (US GAAP) or (b) International Financial Reporting Standard (IFRS), whichever is normally used by such Party to calculate its financial position, and in each case consistently applied by such Party.

11.5 Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a Governmental Body, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

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11.6 No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

11.7 Entire Agreement of the Parties; Amendments. This Agreement and the Schedules and Exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, in particular a certain option agreement entered into on June 5th, 2013. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.8 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.9 Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of Switzerland, excluding application of any conflict of laws principles that would require application of the Laws of a jurisdiction outside of Switzerland.

11.10 Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to ARES , addressed to:

Ares Trading S.A.

Zone Industrielle de l’Ouriettaz
1170 Aubonne

Switzerland
Attn: Legal Department

Facsimile: 41-22-414-3070

If to Licensee, addressed to:

Relief Therapeutics SA

c/o Fidraco

54, Rue Agasse

1208 Geneva

Switzerland
Attn: Board of Directors

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11.11 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

11.12 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile copy of this Agreement, including the signature pages, will be deemed an original.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered in duplicate by their duly authorized representatives with legal and binding effect as of the date first above written.

LICENSEE		ARES

	/s/ Michel Dreano		/s/ James Singleton
By:	Michel Dreano	By:	James Singleton
Its:	Chairman of the Board of Directors	Its:	Authorized Representative

/s/ Cedric Hyde
		By:	Cedric Hyde
		Its:	Authorized Representative

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